                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         Norfolk Southern Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

[LOGO OF NORFOLK SOUTHERN]

-------------------------------------------------------------------------------

Notice and Proxy Statement
Annual Meeting of Stockholders

NORFOLK SOUTHERN CORPORATION
Three Commercial Place, Norfolk, Virginia 23510-2191

Notice of Annual Meeting
of Stockholders to be Held
on Thursday, May 11, 2000

-------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Norfolk Southern Corporation will be held at The Norfolk Waterside Marriott and Waterside Convention Center, 235 East Main Street, Norfolk, Virginia, on Thursday, May 11, 2000, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

     1. Election of three directors to the class whose term will expire in 2003.

     2. Ratification of the appointment of KPMG LLP, independent public accountants, as auditors.

     3. If properly presented at the meeting, consideration of a stockholder proposal concerning the Board's reporting to stockholders on the Corporation's activities and efforts related to global warming.

     4. Transaction of such other business as properly may come before the meeting.

  Stockholders of record at the close of business on March 3, 2000, will be entitled to vote at such meeting.

                                          By order of the Board of Directors,
                                               DEZORA M. MARTIN,
                                              Corporate Secretary.

Dated: March 31, 2000

If you do not expect to attend the meeting, you are urged to mark, date and sign the enclosed proxy card and return it in the accompanying envelope--or to vote by telephone or Internet, as more particularly described on the enclosed proxy materials.

                         Norfolk Southern Corporation
                            Three Commercial Place
                         Norfolk, Virginia 23510-2191

                                                                 March 31, 2000

                                PROXY STATEMENT

  On March 9, we began mailing to you and other stockholders the Corporation's Annual Report for 1999, which contains important financial and narrative information. On March 31, 2000, we expect to begin mailing to you and other stockholders this Proxy Statement and the accompanying proxy card, both of which relate to the Board of Directors' solicitation of your proxy for use at the Annual Meeting of Stockholders to be held May 11, 2000 ("2000 Annual Meeting"). Only stockholders of record on March 3, 2000, are entitled to vote at the 2000 Annual Meeting. As of February 29, 2000, the Corporation had issued and outstanding 404,580,806 shares of Common Stock, of which 382,952,904 shares were entitled to one vote per share.

   As a convenience to you, we are introducing telephone and Internet voting. The enclosed proxy card describes how to use these new services. Or, you may continue to vote by mail; if you properly mark, sign and date the enclosed proxy card and timely return it to The Bank of New York, the shares represented by that proxy card will be voted in accordance with its terms.

   Any stockholder may revoke a signed and returned proxy card (or a proxy given by telephone or Internet) at any time before the proxy is voted by:
   (a) giving prior notice of revocation in any manner to the Corporation; (b) delivering a subsequent proxy by any means; or (c) attending the 2000 Annual Meeting and voting in person.

  The cost of soliciting these proxies will be paid by the Corporation, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for the reasonable expenses they incur to forward proxy materials to beneficial owners. Officers and other regular employees of the Corporation may solicit proxies by telephone, telegram or personal interview; they receive no additional compensation for doing so.

                                CONFIDENTIALITY

  We have put policies in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $20,500 to assist in soliciting proxies, directly or through others, and to tabulate all proxies and ballots cast at the 2000 Annual Meeting, is contractually bound to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

  Members of the Board of Directors and employees of the Corporation do not have access to proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

                BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING
                        FOR WHICH YOUR PROXY IS SOUGHT

1. ELECTION OF DIRECTORS

  At the 2000 Annual Meeting, the terms of four directors will expire: those of Carroll A. Campbell, Jr., David R. Goode, Arnold B. McKinnon and Harold W. Pote.

  Effective the date of the 2000 Annual Meeting, Mr. McKinnon will retire under the terms of the Corporation's retirement policy for directors and accordingly will not be a candidate for reelection. The Board of Directors, at its meeting held on January 25, 2000, adopted a resolution--to be effective the date of the 2000 Annual Meeting--to amend the Corporation's Bylaws to decrease the number of directors from ten to nine.

   Unless you instruct otherwise when you give us your proxy, it will be voted in favor of the reelection of Messrs. Campbell, Goode and Pote as directors for three-year terms that expire in 2003.

  If any nominee becomes unable to serve--something we have no reason to believe will occur--your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

  So that you have information concerning the independence of the process by which nominees and directors whose terms will continue after the 2000 Annual Meeting were selected, we confirm, as required by the Securities and Exchange Commission, that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) that there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

  Vote Required to Elect a Director: Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, directors are elected at a meeting, so long as a quorum exists, if the votes cast favoring the election of that director exceed the votes cast opposing the election. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not "cast" for this purpose.

Nominees--for terms expiring in 2003


                     Mr. Campbell, 59, Georgetown, S.C., and Alexandria, Va., has been a director since 1996. He has been President and Chief Executive Officer of American Council of Life Insurers, a trade association for the life insurance industry, since 1995, having served prior thereto as Governor of South Carolina. He is also a director of AVX Corporation, Fluor Corporation and Wackenhut Corporation.
[PICTURE OF CARROLL A. CAMPBELL, JR.]
Carroll A. Campbell, Jr.

-------------------------------------------------------------------------------


                     Mr. Goode, 59, Norfolk, Va., has been a director since 1992. He has been Chairman, President and Chief Executive Officer of the Corporation since 1992. He is also a director of Caterpillar, Inc., Delta Air Lines, Inc., Georgia-Pacific Corporation and Texas Instruments Incorporated.
[PICTURE OF DAVID R. GOODE]
David R. Goode

-------------------------------------------------------------------------------


                     Mr. Pote, 53, New York, N.Y., has been a director since 1988. He has been a partner of The Beacon Group, a private investment partnership, since 1993.
[PICTURE OF HAROLD W. POTE]

Harold W. Pote
                     (See information under the "Certain Relationships and Related Transactions" caption on page 15.)

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Continuing Directors--those whose terms expire in 2001


                     Mr. Coleman, 69, Grantham, N.H., has been a director since 1982. Now pursuing graduate studies at Dartmouth College, he was Chairman of The Lubrizol Corporation, a diversified specialty chemical company, until his retirement in 1996, having served prior thereto as Chairman and Chief Executive Officer. He is also a director of Harris Corporation.
[PICTURE OF L.E. COLEMAN]
L. E. Coleman

-------------------------------------------------------------------------------

                     Mr. Hilliard, 60, New York, N.Y., has been a director since 1992. He has been a partner in Brown Brothers Harriman & Co., a private bank in New York City, since 1979. He is also a director of Owens-Corning Corporation and Western World Insurance Company.
[LOGO OF LANDON HILLIARD]
Landon Hilliard


                     (See information under the "Certain Relationships and Related Transactions" caption on page 15.)
-------------------------------------------------------------------------------


                     Ms. O'Brien, 46, St. Mary's City, Md., has been a director since 1994. She has been President of St. Mary's College of Maryland since 1996, having served prior thereto as President of Hollins College, Roanoke, Va.
[LOGO OF JANE MARGARET O'BRIEN]
Jane Margaret O'Brien

-------------------------------------------------------------------------------

Continuing Directors--those whose terms expire in 2002


                     Mr. Baliles, 59, Richmond, Va., has been a director since 1990. He has been a partner since 1990 in the law firm of Hunton & Williams, a business law firm with offices in several major U. S. cities and international offices in Vienna, Austria, Brussels, Belgium, Warsaw, Poland, Bangkok, Thailand, London, England, and Hong Kong. He is also a director of Newport News Shipbuilding Inc.
[LOGO OF GERALD L. BALILIES]
Gerald L. Baliles


-------------------------------------------------------------------------------
                     (See information under the "Certain Relationships and Related Transactions" caption on page 15.)


                     Mr. Carter, 60, Alexandria, Va., has been a director since 1992. He has been Executive Director of the Association for Supervision and Curriculum Development, among the world's largest international education associations, since 1992.
[LOGO OF GENE R. CARTER]
Gene R. Carter

-------------------------------------------------------------------------------

                     Mr. Leer, 47, St. Louis, Mo., has been a director since January 26, 1999. He has been President and Chief Executive Officer of Arch Coal, Inc., a company engaged in coal mining and related businesses, since 1992. He is also a director of Arch Coal, Inc. and Mercantile Trust Company, N.A.
[PICTURE OF STEVEN F. LEER]
Steven F. Leer


-------------------------------------------------------------------------------
                     (See information under the "Certain Relationships and Related Transactions" caption on page 15.)

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of its Audit Committee, has appointed the firm of KPMG LLP, independent public accountants ("KPMG"), to audit the books, records and accounts of the Corporation for the year 2000. This firm has acted as auditors for the Corporation (and for one of its predecessor companies, Norfolk and Western Railway Company) since 1969, and the Board of Directors recommends that the firm's appointment be ratified by the stockholders.

  In 1999, KPMG performed audit services which consisted of the annual audit of the consolidated financial statements of the Corporation and its subsidiaries, including annual reports of the Corporation to the stockholders and the Securities and Exchange Commission, audits of the financial statements of various subsidiaries, audits of the financial statements of various employee benefit plans, limited reviews of quarterly financial statements and review of internal controls not directly related to the audit of the financial statements. The firm also provided accounting and other management consulting services in connection with the Conrail transaction and other matters.

  All services rendered by KPMG to the Corporation in 1999 were approved in advance or ratified by the Audit Committee which was determined that none jeopardized KPMG's independence.

  KPMG has represented to the Audit Committee that its fees are customary and that no agreement exists to limit current or future years' audit fees.

  Representatives of KPMG are expected to be present at the 2000 Annual Meeting with the opportunity to make a statement if they so desire and available to respond to appropriate questions.

  Vote Required to Ratify Appointment: Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, actions such as the ratification of the appointment of auditors are approved, so long as a quorum exists, if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not "cast" for this purpose.

3. STOCKHOLDER PROPOSAL

  The Sisters of the Humility of Mary ("Sisters"), whose mailing address is 52 Old Swartswood Station Road, Newton, New Jersey 07860-5103, and who are beneficial owners of 14,199 shares of the Corporation's Common Stock, have submitted the following proposal, which we are including in this Proxy Statement for stockholder vote as required by Rule 14a-8 promulgated by the Securities and Exchange Commission. The Sisters also have provided a "Supporting Statement," which appears immediately after the text of the proposal. Your "Directors' Statement in Opposition" appears after the Sisters' Supporting Statement.

                               Text of Proposal

WHEREAS:

    The overwhelming majority of independent, peer-reviewed atmospheric scientists agree that global warming is a real, existing problem posing serious challenges to our country;

    The Intergovernmental Panel on Climate Change, composed of more than 2000 government selected scientists, warns that global warming caused by burning fossil fuels and emitting greenhouse gases is already under way;

    More frequent and deadly heat waves have claimed the lives of increasing numbers of poor, asthmatic and elderly people nationwide;

    Spring comes a week earlier across the northern hemisphere than it did 30 years ago;

    Severe rainstorms have grown by almost 20%;

    The Arctic ice sheet is in many places 40 inches thinner than its normal 10 ft;

    Warmer waters have bleached coral reefs around the globe;

    Glaciers are melting;

    Sea levels are rising.

WE BELIEVE:

  In order to leave the children of the world a safe and healthy environment, and protect threatened plants and animals, it is time for Norfolk Southern to live up to its responsibility as a producer of the pollution which causes global warming. A variety of companies including Enron, BP Amoco, 3M, Toyota and others have stated that they "accept the views of most scientists that enough is known about the science and environmental impacts of climate change for us to take actions to address its consequences." These companies are preparing for the future now by taking the concrete steps necessary to assess their opportunities for reducing the amount of carbon pollution they produce. Failing to rise to the challenge set by these industry leaders will hurt our company's competitiveness and cost our shareholders increasing amounts of money.

RESOLVED: that the shareholders of Norfolk Southern request that the Board of Directors report (at reasonable costs and omitting proprietary information), to shareholders by August 2000, on the greenhouse gas emissions from our company's own operations and products, including (with dollar amounts where relevant) (i) what our company is doing in research and/or action to reduce those emissions and ameliorate the problem, (ii) the financial exposure of our company and its shareholders due to the likely costs of reducing those emissions and potential liability for damages associated with climate change, and (iii) actions by our company, or by the industry associations to which it pays dues, promoting the view that the issue of climate change is exaggerated, not real, or that global warming may be beneficial.

                             Supporting Statement

  We believe that Norfolk Southern is exposing its shareholders to financial risk by continuing to produce unnecessary amounts of the pollution which causes global warming, even as the problem of climate change becomes more severe, more widely understood, and more likely to lead to legislation that will penalize excessive carbon polluters. Furthermore, we believe that our company is using shareholder money for advertising and lobbying to suggest that the problem of global warming is exaggerated, not real, or too costly to deal with; and thus using our prestige and influence to obstruct efforts to address climate change.

                      Directors' Statement in Opposition

  The proposal calls on the Board to report to shareholders by August 2000 on emissions of greenhouse gasses from operations and products with emphasis on abatement research, financial exposure and efforts by the Corporation and its industry partners to promote certain views on climate change.

  In focusing on Norfolk Southern, the proponents of the proposal inappropriately target an environmentally friendly transportation mode. Railroads have inherent environmental advantages over highway transportation from the standpoint of emissions, safety and use. Rail carriers actively seek to lessen the already low emission levels generated by their operations.

  Compared with trucks, the principal competitor of railroads for land transport of goods, railroad operations emit one-tenth the hydrocarbons and particulates for every billion ton-miles of transportation, and just one-third the nitrogen oxide and carbon monoxide. The U.S. Environmental Protection Agency has found that locomotives are about three times cleaner than trucks on the basis of air emissions per ton moved. In fact, it is estimated that the diversion from truck to rail of even a small percentage of intercity freight now moving by highway would result in a large decline in annual carbon dioxide emissions. Furthermore, railroad fuel efficiency has increased 61 percent since 1980; today, railroads can move a ton of freight an average of 379 miles on each gallon of diesel fuel used.

  Neither NS nor the railroad industry has rested on these favorable statistics. Over the past three years, railroads have invested several billion dollars to acquire more than 2,500 locomotives that are more fuel efficient and less polluting than older models. Railroads also have committed themselves to further substantial reductions in atmospheric emissions, including endorsement of an Environmental Protection Agency regulation that calls for a 60 percent reduction in NOx emissions on new locomotives manufactured beginning in 2005 and for reductions in the emissions of existing locomotives as they are remanufactured during their useful lives. In addition, NS itself evaluates new and evolving technologies that may reduce emissions.

  Accordingly, there is no reason to commit Corporation resources to studying and reporting on the issues outlined in the stockholder proposal. Moreover, given the complex interrelationship between measures to reduce emissions and the nation's economy, it would be premature and unwise to limit the Corporation's ability to join others in calling for appropriate, measured evaluations of the best scientific data on the issue of global warming, consistent with the best economic interests of the stockholders of the Corporation.

  Your directors recommend a vote AGAINST this proposal.

  Vote Required to Approve Stockholder Proposal: Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, stockholder proposals are approved, so long as a quorum exists, if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not "cast" for this purpose.

4. OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the 2000 Annual Meeting other than as noted in this paragraph and elsewhere in this Proxy Statement. Under applicable provisions of the Securities and Exchange Commission's Rule 14a-8, one stockholder proposal is not included in this Proxy Statement. If that or any other proposal comes before the 2000 Annual Meeting for a vote, the holders of proxies solicited hereby intend to exercise their discretionary authority to vote against it or them. If any other matters come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the holders of such proxies.

                           SUPPLEMENTAL INFORMATION

  Applicable rules of the Securities and Exchange Commission require that we furnish you the following information relating to the oversight and management of your Corporation and to certain matters concerning its Board of Directors, its directors and its officers.

                         BENEFICIAL OWNERSHIP OF STOCK

  Based solely upon information in the most recent Schedule 13G filings with the Securities and Exchange Commission, the following table sets forth information concerning the persons or groups known to the Corporation to be the beneficial owners of more than five percent of the Corporation's Common Stock, its only class of voting securities.

 Title
   Of           Name and Address            Amount and Nature    Percent
 Class        of Beneficial Owners       of Beneficial Ownership of Class
 -----        --------------------       ----------------------- --------
 Common  Sanford C. Bernstein & Co.            33,995,040*         8.9*
 Stock   767 Fifth Avenue
         New York, NY 10153-0185

         Capital Research and Management      26,779,400**        7.0**
         333 South Hope Street
         Los Angeles, Ca 90071-1447

----------------
  *Sanford C. Bernstein & Co. ("Bernstein") reported in its Schedule 13G filing that it beneficially owned 8.9% of the Corporation's Common Stock as of December 31, 1999. Bernstein reported that as of that date it had sole voting power with respect to 17,183,980 such shares and shared voting power with respect to 3,871,660 such shares.

  **Capital Research and Management and certain of its subsidiaries ("Capital") reported in its Schedule 13G filing that it beneficially owned 7.0% of the Corporation's Common Stock as of December 31, 1999. Capital also reports it has sole voting power with respect to none of such shares.

  The following table sets forth as of February 29, 2000, the beneficial ownership of the Corporation's Common Stock (including, in the case of directors, "Stock Units," and in the case of Board-elected officers, "Deferred Stock Units," each of which is not actually a share of Common Stock, but ultimately has a cash value equal to the market price of a share of Common Stock at the time any such unit is satisfied) for:

  (1) each director (including the Chief Executive Officer) and each nominee;

  (2) each of the other four most highly compensated executive officers, based on the sum of 1999 salary and incentive pay for 1999; and

  (3) all directors and Board-elected officers of the Corporation as a group.

  Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment powers, and no director or Board-elected officer beneficially owns any equity securities of the Corporation or its subsidiaries other than the Corporation's Common Stock. No one director or Board-elected officer, nor all directors and Board-elected officers as a group, owns as much as 1% of the total outstanding shares of the Corporation's Common Stock.

                                              Shares of
Name                                         Common Stock
----                                         ------------
Gerald L. Baliles                                13,544/1/,/2/
Carroll A. Campbell,
 Jr.                                             10,461/1/,/2/
Gene R. Carter                                   14,293/1/,/2/
L. E. Coleman                                    25,005/1/,/2/,/3/
David R. Goode                                1,708,922/4/
Landon Hilliard                                  17,143/1/,/2/
Steven F. Leer                                    9,259/1/,/2/

                                             Shares of
Name                                        Common Stock
----                                        ------------
Arnold B. McKinnon                            614,062/1/,/2/,/5/
Jane Margaret O'Brien                          12,059/1/,/2/
Harold W. Pote                                 14,251/1/,/2/
L. I. Prillaman                               441,141/6/
Stephen C. Tobias                             435,367/7/
Henry C. Wolf                                 460,795/8/
R. Alan Brogan                                502,128/9/

45 Directors and Board-elected officers
 as a group (including the persons named
 above)/10/                                 8,541,739/11/

--------
  /1/Includes a one-time grant of 3,000 shares to non-employee directors on January 1, 1994, or when that director was elected to the Board thereafter. These grants are made pursuant to the Directors' Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed (see information under the "Board of Directors" caption on page 11).
  /2/Includes:
  (a) the grants in each of 1996, 1997, 1998, 1999 and 2000 of Stock Units to each non-employee director; and
  (b) the crediting, effective June 1, 1996, of Stock Units representing the actuarially determined present value of the retirement benefit that all non-employee directors serving on the date of the 1996 Annual Meeting of Stockholders agreed to forego.

Stock Units are credited to a separate memorandum account maintained for each director and are administered in accordance with the Corporation's Outside Directors' Deferred Stock Unit Program (see information under the "Board of Directors" caption on page 11). As of February 29, 2000, the number of Stock Units credited to each such director's account was as follows: Mr. Baliles, 10,544; Mr. Campbell, 6,923; Mr. Carter, 11,143; Mr. Coleman, 12,669; Mr.
Hilliard, 11,143; Mr. Leer, 5,059; Mr. McKinnon, 14,390; Ms. O'Brien, 9,059;
and Mr. Pote, 9,751.
  /3/Includes 336 shares owned by Mr. Coleman's wife, in which he disclaims beneficial ownership.
  /4/Includes 10,961 shares credited to Mr. Goode's account in the Corporation's Thrift and Investment Plan; 237,753 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Goode possesses voting power but has no investment power until the shares are distributed; 1,342,500 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Goode has the right to acquire beneficial ownership within 60 days; and 46,902 Deferred Stock Units credited to Mr. Goode pursuant to the Corporation's Long-Term Incentive Plan.
  /5/Includes 5 shares indirectly owned by Mr. McKinnon's wife, in which he disclaims beneficial ownership.
  /6/Includes 21,274 shares credited to Mr. Prillaman's account in the Corporation's Thrift and Investment Plan; 57,809 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Prillaman possesses voting power but has no investment power until the shares are distributed; 297,000 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Prillaman has the right to acquire beneficial ownership within 60 days; and 12,667 Deferred Stock Units credited to Mr. Prillaman pursuant to the Corporation's Long-Term Incentive Plan.
  /7/Includes 13,472 shares credited to Mr. Tobias' account in the Corporation's Thrift and Investment Plan; 59,059 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Tobias possesses voting power but has no investment power until the shares are distributed; 319,500 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days; and 12,667 Deferred Stock Units credited to Mr. Tobias pursuant to the Corporation's Long-Term Incentive Plan.
  /8/Includes 10,652 shares credited to Mr. Wolf's account in the Corporation's Thrift and Investment Plan; 67,978 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Wolf possesses voting power but has no investment power until the shares are distributed; 342,000 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Wolf has the right to acquire beneficial ownership within 60 days; and 12,667 Deferred Stock Units credited to Mr. Wolf pursuant to the Corporation's Long-Term Incentive Plan.
  /9/Includes 9,174 shares credited to Mr. Brogan's account in the Corporation's Thrift and Investment Plan; 84,207 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Brogan possesses voting power but has no investment power until the shares are distributed; 349,500 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Brogan has the right to acquire beneficial ownership within 60 days; and 12,223 Deferred Stock Units credited to Mr. Brogan pursuant to the Corporation's Long-Term Incentive Plan.
  /10/The spouse of one Board-elected officer owns 70 shares of Norfolk Southern Railway Company Preferred Stock, Series A, in which that officer disclaims beneficial ownership.

  /11/Includes 278,878 shares credited to Board-elected officers' individual accounts under the Corporation's Thrift and Investment Plan. Also includes:
1,019,750 shares held by the Corporation for such officers under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which the officer possesses voting power but has no investment power until the shares are distributed; 5,935,000 shares subject to stock options granted to Board-elected officers pursuant to the Corporation's Long-Term Incentive Plan, with respect to which the optionee has the right to acquire beneficial ownership within 60 days; and 221,636 Deferred Stock Units credited to such officers pursuant to the Corporation's Long-Term Incentive Plan. Also includes 36,534 shares in which such officers disclaim beneficial ownership.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers and any persons beneficially owning more than 10 percent of a class of the Corporation's stock, to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Corporation believes that all required Forms concerning 1999 beneficial ownership were filed on time by all Board-elected officers.

  Effective January 25, 2000, only certain Board-elected officers have been designated "executive officers" for purposes of Section 16.

                              BOARD OF DIRECTORS

Composition and Attendance

  On December 31, 1999, the Board of Directors of the Corporation consisted of ten members. The Board is divided into three classes; the members of each class are elected for a term of three years, and each class contains as nearly as possible an equal number of directors--a requirement of the Corporation's Restated Articles of Incorporation. The Board met seven times in 1999. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

Retirement Policy

  Under the Corporation's retirement policy for directors, a director must retire effective the date of the annual meeting that next follows the date of that director's 72nd birthday; if a director's 72nd birthday coincides with the date of the annual meeting, that director retires effective that date.

Compensation

  Retainer and Fees: In 1999, each member of the Board of Directors, other than Mr. Goode, received an annual retainer for services of $32,000 and a fee of $1,800 for each attendance at a meeting of the Board or of any committee of the Board, plus expenses in connection with attendance at such meetings. Because Mr. Goode is an officer of the Corporation, he receives no additional compensation for Board service.

  Corporation's Directors' Deferred Fee Plan: A director may elect to defer receipt of all or a portion of compensation. Amounts deferred are credited to a separate memorandum account maintained in the name of each participating director; interest is credited to the account at the beginning of each quarter. For 1994 and later years, the interest rate is determined on the basis of the director's age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. The total amount so credited (including amounts deferred in prior years and interest earned thereon) is distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director. In 1999, six directors participated in this Plan.

  The Corporation's commitment to accrue and pay interest on amounts deferred is facilitated by the purchase of corporate-owned life insurance on the lives of directors. If the Board of Directors determines at any time that changes in the law affect the Corporation's ability to recover the cost of providing the benefits payable under this Plan, the Board, in its discretion, may reduce the interest credited on deferrals to a rate not less than one half the rate otherwise provided for in this Plan.

  Directors' Restricted Stock Plan: Each non-employee director serving on January 1, 1994, was awarded 3,000 restricted shares of the Corporation's Common Stock ("Restricted Shares"). Any person who is not and never has been an employee of the Corporation and who is first elected to the Board after January 1, 1994, also receives a grant of 3,000 Restricted Shares.

  Restricted Shares are registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends); however, Restricted Shares may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the Restricted Shares are granted and (b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires, as that term is defined in this Plan.

  Outside Directors' Deferred Stock Unit Program: Each non-employee director has been granted the following Stock Units (not shares of Common Stock) which are valued with respect to the market price of the Corporation's Common Stock:
600 Stock Units, effective the date of the 1996 Annual Meeting of Stockholders; 750 Stock Units, effective the date of the 1997 Annual Meeting of Stockholders; 1,000 Stock Units, effective January 27, 1998; 2,000 Stock Units, effective February 1, 1999; and 3,000 Stock Units effective January 31, 2000. It is anticipated that, from time to time, non-employee directors may be granted additional Stock Units in an amount sufficient to assure that their total annual compensation for services is competitive. Stock Units equal in value to the actuarially determined present value of the terminated pensions of directors serving on June 1, 1996, also were credited to a separate memorandum account maintained for each such director.

  Stock Units in each director's memorandum account are credited with dividends as paid on the Corporation's Common Stock, and the amount so credited is converted into additional Stock Units, including fractions thereof, based on the mean of the high and low trading prices of the Corporation's Common Stock on the dividend payment date.

  Upon leaving the Board for any reason, a director will receive in cash (either in a lump sum or in ten annual installments, in accordance with an election made by each director) an amount determined with respect to the mean of the high and low trading prices of the Corporation's Common Stock. The amount of a lump-sum payment is determined on the basis of the mean of the high and low trading prices on the last business day of the month following the director's cessation of service. The amount of installment payments is determined annually with respect to the mean of the high and low trading prices on the third business day following the first public announcement of earnings for the preceding year. During the ten-year period over which installments are paid, Stock Units in the memorandum account at any time that have not been paid in cash will be credited with dividends as paid on the Corporation's Common Stock.

  Directors' Charitable Award Program: Each director serving on February 1, 1996, could nominate one or more tax-exempt institutions to receive up to a total of $500,000 (payable in five equal annual installments following the director's death); directors elected after February 1, 1996, are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Another $500,000 will be paid to the Norfolk Southern Foundation in the director's name.

  This Program supports, in part, the Corporation's long-standing commitments to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. It is funded, and its costs are expected to be recovered, through corporate-owned life insurance on the directors.

  Because the Corporation makes the charitable contributions (and is entitled to the related deduction) and is the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from this Program. Moreover, amounts the Foundation receives from insurance proceeds under this Program may reduce what the Corporation otherwise would contribute from general corporate resources to support the Foundation's activities.

Committees

  Each year, not later than at its Organization Meeting that usually follows the Annual Meeting of Stockholders, the Board of Directors appoints the Audit Committee, the Compensation and Nominating Committee, the Executive Committee and the Pension and Finance Committee.

  The Audit Committee met five times in 1999; at year-end, its members were Harold W. Pote, Chair, Gerald L. Baliles, Carroll A. Campbell, Jr., Gene R. Carter, and Jane Margaret O'Brien. Until May 1999, Landon Hilliard also served as a member of the committee. This committee:

  . recommends to the Board of Directors the engagement of, and the fee to be paid to, the independent public accountants;

  .  reviews with the independent accountants the annual audit plan;

  . receives, reviews and transmits to the Board the annual report and financial statements of the Corporation and its consolidated subsidiaries; and

  . reviews, in consultation with the independent accountants and the Corporation's internal audit staff, as deemed necessary, the Corporation's accounting policies, conflict of interest policy, internal control systems and financial operations and reporting.

  The Compensation and Nominating Committee met six times in 1999; at year-end, its members were L. E. Coleman, Chair, Landon Hilliard, Steven F. Leer and Harold W. Pote. T. Marshall Hahn, Jr., was a member of this committee until his retirement, effective the date of the 1999 Annual Meeting of Stockholders. In addition to making various determinations under certain compensation plans, this committee makes recommendations to the Board of Directors concerning:

  .  executive compensation;

  . adoption and administration of any management incentive bonus plan, deferred compensation plan or other similar plans of the Corporation;

  .  individuals to be elected as officers of the Corporation; and

  .  nominees for election to the Board.

  The Committee will consider nominees recommended by stockholders for election to the Board. Such recommendations must be in writing addressed to the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, and shall include sufficient background material to enable the Committee to consider fully the qualifications of the individual and any potential conflict of interest or legal restrictions concerning the person's service in the proposed capacity.

  Stockholders wishing to nominate an individual for election as a director at an annual meeting must comply with specific Bylaw provisions, details of which are available on request from the Corporate Secretary.

  The Executive Committee met two times in 1999; at year-end, its members were Arnold B. McKinnon, Chair, L. E. Coleman and David R. Goode. T. Marshall Hahn, Jr., was a member of this committee until his retirement, effective the date of the 1999 Annual Meeting of Stockholders. Until May 1999, Gerald L. Baliles also served as a member of the Committee. This committee is empowered to exercise, to the extent permitted by Virginia law, all the authority of the Board of Directors when the Board is not in session, including the declaration of a quarterly dividend upon the Corporation's Common Stock at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Committee are to be reported to the Board at its meeting next following such action and are subject to revision or alteration by the Board.

  The Pension and Finance Committee met five times in 1999; at year-end, its members were Gerald R. Baliles, Chair, Carroll A. Campbell, Jr.,
Gene R. Carter, Landon Hilliard, Steven F. Leer and Jane Margaret O'Brien. T. Marshall Hahn, Jr., was Chair of this committee until his retirement, effective the date of the 1999 Annual Meeting of Stockholders. This committee:

  . makes recommendations to the Board of Directors concerning an annual investment policy for the assets of the Corporation's pension fund and the engagement of, and the fees to be paid to, firms of investment managers to manage designated portions of such assets within the framework of the investment policy;

  .  reviews the performance of the investment managers;

  . receives, reviews and transmits to the Board the annual reports, financial statements and actuarial valuations of the pension plans; and

  . develops guidelines, and oversees implementation of policies concerning the Corporation's capital structure and related costs.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1999, the Corporation paid approximately $888,438 for legal services to the law firm of Hunton & Williams, in which Mr. Baliles is a partner.

  Arch Coal, Inc. (including affiliates and subsidiaries, "Arch"), of which Mr. Leer is President and Chief Executive Officer, is engaged in coal mining and related businesses. Prior to Mr. Leer's election as a director of the Corporation, Norfolk Southern Railway Company ("Railway") had provided transportation services for Arch at rates fixed in conformity with law or governmental authority. In 1999, the Railway continued to provide such services for Arch on those bases, and it expects to do so in succeeding years. Arch also has entered into leases with various subsidiaries of the Corporation, generating 1999 rent and royalty income for the subsidiaries of slightly more than $25.9 million. In the future, the parties (1) may negotiate the terms and conditions of one or more renewals and of one or more new leases and (2) may compete to acquire fee, leasehold or other interests in natural resource properties. Mr. Leer would not participate in the Board's consideration of these and other similar matters in which Arch is an interested party.

  Norfolk Southern maintains various banking relationships with Brown Brothers Harriman & Co. ("Brown Brothers"), in which Mr. Hilliard is a partner, on bases that are consistent with normal financial and banking practices. All transactions are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other banks. Also, Brown Brothers was paid approximately $112,308 in fees for managing a portion of the assets of the Corporation's pension fund in 1999.

  Beacon Group Energy Investment Fund L.P.--affiliated with the Beacon Group in which Mr. Pote is a principal--has purchased Alliance Coal Company ("Alliance"). Prior to Beacon's acquisition of its interest, Norfolk Southern Railway Company had provided transportation services for Alliance or its predecessors at rates fixed in conformity with law or governmental authority. In 1999, the Railway continued to provide such services for Alliance on those bases, and it expects to do so in succeeding years. Alliance also had entered into various leases with a natural resources subsidiary of the Corporation, generating 1999 rent and royalty income for the subsidiary of slightly more than $2.5 million. In the future, the parties (1) may negotiate the terms and conditions of one or more renewals of such leases and of such purchases and
(2) may compete to acquire fee, leasehold or other interests in natural resource properties. Mr. Pote would not participate in the Board's consideration of these and other similar matters in which Alliance is an interested party.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation and Nominating Committee during 1999 were Mr. Coleman, Chair, Mr. Hahn (who was a member of the Committee until his retirement from the Board effective the date of the 1999 Annual Meeting), Mr. Leer (who became a member of the Committee following the 1999 Annual Meeting) and Mr. Pote. Other than Mr. Leer's relationship with Arch and Mr. Pote's relationship with Beacon Group and alliance (about which information is provided under the preceding caption), there were no reportable business relationships between the Corporation and such individuals.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Corporation in 1999 (together, the "Named Executive Officers"), for service in all capacities to both the Corporation and its subsidiaries by the Named Executive Officers in the fiscal years ending December 31, 1999, 1998 and 1997.

                          SUMMARY COMPENSATION TABLE

                                                                   Long-Term
                                    Annual Compensation           Compensation
                              ------------------------------- --------------------
                                                                Awards    Payouts
                                                              ---------- ---------
                                                   Other      Securities
                                                   Annual     Underlying   LTIP      All Other
   Name and Principal         Salary/1/Bonus/1/Compensation/2/Options/3/ Payouts/4/Compensation/5/
        Position         Year    ($)      ($)        ($)          (#)        ($)         ($)
   ------------------    ---- -------- ------- -------------- ---------- --------- --------------
David R. Goode           1999 950,000        0    337,490/6/   365,000     597,047     88,315
 Chairman, President and 1998 900,000  887,400    739,809      250,000   1,615,566     82,083
 Chief Executive Officer 1997 850,000  850,000    287,972      120,000   2,472,690     85,304
L. I. Prillaman          1999 375,000        0    265,636       90,000     191,055     29,722
 Vice Chairman and Chief 1998 360,417  274,231    280,085       60,000     516,981     25,719
 Marketing Officer       1997 320,000  240,000     24,411       36,000     309,086     25,619
Stephen C. Tobias        1999 500,000        0    247,076       90,000     191,055     44,448
 Vice Chairman and Chief 1998 485,417  382,897    219,885       60,000     516,981     35,877
 Operating Officer       1997 400,000  320,000     68,611       36,000     772,715     37,788
Henry C. Wolf            1999 500,000        0    109,030       90,000     191,055     50,359
 Vice Chairman and Chief 1998 485,417  382,897    321,915       60,000     516,981     38,425
 Financial Officer       1997 400,000  320,000    130,907       36,000     772,715     40,636
R. Alan Brogan           1999 320,000        0    233,561       75,000     191,055     50,524
 President Norfolk       1998 320,000  236,640    585,111       60,000     516,981     48,671
 Southern Intermodal*    1997 300,000  225,000    143,093       36,000     772,715     51,926

*Mr. Brogan was Executive Vice President--Corporate until December 1, 1999.
--------
  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes amounts reimbursed for the payment of taxes on personal benefits. Also includes the amount by which the interest accrued on salary and bonuses deferred under the Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 1999, these amounts were: for Mr. Goode, $109,784; Mr. Prillaman, $16,107; Mr. Tobias, $72,661; Mr. Wolf, $84,850; and Mr.
Brogan, $219,679. Includes a tax absorption payment in 1997 on the "earn out" pursuant to the performance share feature of the Corporation's Long-Term Incentive Plan and for the gain realized upon exercise of certain stock options (in 1997, for Mr. Wolf; in 1998, for each of the Named Executive Officers; and in 1999 for Messrs. Prillaman and Tobias).
  /3/Options were granted without tandem SARs.

  /4/Represents the value of the "earn out" pursuant to the performance share feature of the Corporation's Long-Term Incentive Plan for periods ended December 31, 1999, 1998 and 1997 (for 1999, performance shares were earned for achievements in the three-year period 1997-1999; for 1998, for achievements in the three-year period 1996-1998; and for 1997, for achievements in the three-year period 1995-1997).
  /5/Includes for 1999 (i) contributions of $4,800 to the Corporation's 401(k) plan on behalf of each of the Named Executive Officers; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $83,515; Mr. Prillaman, $24,922; Mr. Tobias, $39,648; Mr. Wolf, $45,559; and Mr. Brogan, $45,724.
  /6/Includes personal use in 1999, as directed by resolution of the Board of Directors, of the Corporation's aircraft valued at approximately $152,865-- calculated on the basis of the aggregate incremental cost of such use to the Corporation.

Long-Term Incentive Plan

  The Corporation's Long-Term Incentive Plan, as last approved by stockholders in 1995, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance share units to officers and other key employees of both the Corporation and certain of its subsidiaries. The Compensation and Nominating Committee of the Board of Directors ("Committee") administers the Plan and has sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

  Stock Options

  The following table sets forth certain information concerning the grant in 1999 of stock options under the Corporation's Long-Term Incentive Plan to each Named Executive Officer:

                    Option/SAR* Grants in Last Fiscal Year

                                                                    Grant
                                                                    Date
                       Individual Grants                            Value
----------------------------------------------------------------- ---------
                 Number of
                 Securities  % of Total                             Grant
                 Underlying   Options                               Date
                  Options    Granted to   Exercise or              Present
                 Granted/1/ Employees in Base Price/2/ Expiration  Value/3/
Name                 (#)    Fiscal Year  ($ Per Share)    Date        ($)
----             ---------- ------------ ------------- ---------- ---------
D. R. Goode       365,000       7.04%       27.6875    01/31/2009 2,967,450
L. I. Prillaman    90,000       1.74%       27.6875    01/31/2009   731,700
S. C. Tobias       90,000       1.74%       27.6875    01/31/2009   731,700
H. C. Wolf         90,000       1.74%       27.6875    01/31/2009   731,700
R. A. Brogan       75,000       1.45%       27.6875    01/31/2009   609,750

*No SARs were granted in 1999.
--------
  /1/These options (of which the first 3,611 granted to each Named Executive Officer are Incentive Stock Options and the remainder are Non-qualified Stock Options) were granted as of February 1, 1999, and are exercisable one year after the date of grant. They earn dividend equivalents in an amount equal to, and commensurate with, dividends as paid on the Common Stock; the dividend equivalents are converted into Deferred Stock Units, the aggregate fair market value of which is payable in cash to the optionee on the earliest of (a) the five-year anniversary of the date of option grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the optionee's death, disability or retirement.

  /2/The exercise price (fair market value on the date of grant) may be paid in cash or in shares of Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at fair market value on the date of exercise.
  /3/In accordance with regulations of the Securities and Exchange Commission, the present value of the option grant on the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, a Named Executive Officer may realize upon exercise depends on the stock price on the exercise date; consequently, there is no assurance the amount realized by a Named Executive Officer will be at or near the monetary value determined by using this statistical model.

  In the case of Common Stock, the Black-Scholes model used the following measures and assumptions:

  (a) a stock volatility factor of 0.208: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1994, through December 31, 1998;

  (b) a dividend yield of 2.5%: yield was determined monthly and averaged over the 60-month period January 1, 1994, through December 31, 1998;

  (c) a 1998 risk-free rate of return of 5.75%: this represents the monthly average 10-year Treasury strip rate during 1998, the year prior to the issuance of these options; and

  (d) that the option will be exercised during its ten-year term.

 The foregoing produces a Black-Scholes factor of 0.2936 and a resulting present value of $8.13 for each share of Common Stock subject to the 1999 option grant; that factor and resulting present value have not been adjusted to reflect that options cannot be exercised during the first year of their 10-year term, the payment of dividend equivalents on unexercised options or the deferral of receipt of such dividend equivalents until the related Deferred Stock Units actually are paid out.

 The following table sets forth certain information concerning the exercise of options by each Named Executive Officer during 1999 and the number of unexercised options held by each as of December 31, 1999:

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                          Number of Securities Underlying           Value of Unexercised
                                          Unexercised Options/SARs at FY-        In-the-Money Options/SARs
                   Shares                               End                             at FY-End/1/
                 Acquired on   Value                    (#)                                 ($)
                  Exercise    Realized    -----------------------------------   ----------------------------
Name                 (#)        ($)        Exercisable*       Unexercisable     Exercisable Unexercisable/4/
----             -----------  --------    ---------------    ----------------   ----------- ----------------
D. R. Goode             0           0               977,500             365,000  $311,244           0
L. I. Prillaman    14,274/2/  305,359/2/            207,000              90,000   111,561           0
S. C. Tobias       13,368/3/  202,609/3/            229,500              90,000   111,561           0
H. C. Wolf              0           0               252,000              90,000   111,561           0
R. A. Brogan            0           0               274,500              75,000   111,561           0

*Reports, for each Named Executive Officer, the total number of unexercised options that have passed the first anniversary of their grant date.
--------

  /1/Equal to the mean ($20.25) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the Common Stock on December 31, 1999, less the exercise prices of in-the-money options, multiplied by the number of such options.
  /2/Mr. Prillaman surrendered 5,286 shares of stock already owned in full satisfaction of the exercise price of options on 14,274 shares.
  /3/Mr. Tobias surrendered 6,059 shares of stock already owned in full satisfaction of the exercise price of options on 13,368 shares.
  /4/Because the market price of the Common Stock on December 31, 1999, was below the exercise price of options granted in 1999 ($27.6875 per share) and in a number of earlier years, they are "out-of-the-money" and have no reportable value.

  Performance Share Units ("PSUs")

  The following table sets forth certain information concerning the grant in 1999 of PSUs under the Corporation's Long-Term Incentive Plan to each Named Executive Officer. These PSU grants entitle a recipient to "earn out" or receive performance compensation at the end of a three-year performance cycle (1999-2001) based on the Corporation's performance during that three-year period. Under the 1999 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted: (1) three-year average return on average invested capital ("ROAIC"), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Compensation and Nominating Committee Report under the caption, "Long-Term Incentive Plan," beginning on page 23.

             Long-Term Incentive Plan--Awards in Last Fiscal Year
                           (Performance Share Units)

                                             Estimated Future Payouts
                                Performance           under
                   Number of     or Other     Non-Stock Price-Based
                    Shares,       Period              Plans
                    Units of       Until    --------------------------
                 Other Rights/1/Maturation  Threshold Target/2/Maximum
Name                   (#)       or Payout     (#)       (#)     (#)
----             -------------- ----------- --------- -------- -------
D. R. Goode         120,000      01/01/99-       0     93,360  120,000
                                 12/31/01
L. I. Prillaman      30,000      01/01/99-       0     23,340   30,000
                                 12/31/01
S. C. Tobias         30,000      01/01/99-       0     23,340   30,000
                                 12/31/01
H. C. Wolf           30,000      01/01/99-       0     23,340   30,000
                                 12/31/01
R. A. Brogan         25,000      01/01/99-       0     19,450   25,000
                                 12/31/01

--------
  /1/"Earn outs" may be satisfied in cash or in shares of Common Stock (or in some combination of the two), with the stock portion being held by the Corporation for up to 60 months pursuant to a share retention agreement, unless such requirement is waived by the Committee in its sole discretion.

  /2/The Long-Term Incentive Plan does not provide a performance target for an "earn out" under this feature of the Plan; consequently, this column represents 77.8% of the maximum potential "earn out," which, in accordance with applicable rules of the Securities and Exchange Commission, is the percentage actually "earned out" under the Plan at the end of the most recently completed performance cycle.

Pension Plans

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under the Corporation's qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 1999 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                              PENSION PLAN TABLE

                     Estimated Annual Retirement Benefits
                        For Years of Service Indicated

                     Years of Creditable Service
              -----------------------------------------
Remuneration     25        30         35         40
------------  -------- ---------- ---------- ----------
$  300,000    $ 94,482 $  115,782 $  137,083 $  158,383
   400,000     131,982    160,782    189,583    218,383
   500,000     169,482    205,782    242,083    278,383
   600,000     206,982    250,782    294,583    338,383
   700,000     244,482    295,782    347,083    398,383
   800,000     281,982    340,782    399,583    458,383
   900,000     319,482    385,782    452,083    518,383
 1,000,000     356,982    430,782    504,583    578,383
 1,100,000     394,482    475,782    557,083    638,383
 1,200,000     431,982    520,782    609,583    698,383
 1,300,000     469,482    565,782    662,083    758,383
 1,400,000     506,982    610,782    735,000    818,383
 1,500,000     544,482    655,782    767,083    878,383
 1,600,000     581,982    700,782    819,583    938,383
 1,700,000     619,482    745,782    872,083    998,383
 1,800,000     656,982    790,782    924,583  1,058,383
 1,900,000     694,482    835,782    977,083  1,118,383
 2,000,000     731,982    880,782  1,029,583  1,178,383
 2,100,000     769,482    925,782  1,082,083  1,238,383
 2,200,000     806,982    970,782  1,134,583  1,298,383
 2,300,000     844,482  1,015,782  1,207,500  1,358,383

  Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 2000, for each Named Executive Officer were: Mr. Goode, $1,456,931 and 34 years; Mr. Prillaman, $526,867 and 30 years; Mr. Tobias, $692,288 and 30 years; Mr. Wolf, $692,288 and 27 years; and Mr. Brogan, $507,765 and 36 years.

Change-in-Control Arrangements

  In May 1996, the Compensation and Nominating Committee recommended, and the Board of Directors approved, the Corporation's entering into new change-in-control compensation agreements ("Agreements") with each of the Named Executive Officers and with certain other key employees. These Agreements, the terms of which were reviewed by outside counsel, were filed as an exhibit to the Corporation's Report on Form 10-Q for the period ended June 30, 1996, and provide certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of the Corporation. As consideration for these Agreements and to help encourage management continuity, covered individuals agreed not to engage in Competing Employment for a period of (a) three years, in most cases, from the date they execute an Agreement and (b) one year from their Termination Date, if they accept benefits payable or provided under the Agreements.

  These Agreements are terminable by either the Corporation or a covered employee on twenty-four months' notice; however, the term of the prohibition on engaging in Competing Employment is not affected by an Agreement's being terminated.

  Generally, these Agreements provide for (a) severance compensation payments (not continued employment) equal, in the case of each Named Executive Officer, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive
Pay); (b) redemption of outstanding Performance Share Units and of outstanding, exercisable options (subject to restrictions, if any, in the case of persons, such as each Named Executive Officer, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents foregone as a result of the redemption of such options; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the Officers' Deferred Compensation Plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and (e) certain additional service credit under the Corporation's retirement plans (in the case of any Board-elected officer, such service credit may not exceed the creditable service that officer would have had upon reaching mandatory retirement age). The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

            COMPENSATION AND NOMINATING COMMITTEE REPORT CONCERNING
              THE 1999 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

  This Report describes Norfolk Southern Corporation's officer compensation strategy, the components of its compensation program and the manner in which 1999 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and for the other officers (collectively, including Mr. Goode, also referred to in this report as the "Named Executive Officers") whose 1999 compensation is reported in the Summary Compensation Table of this Proxy Statement.

  The Compensation and Nominating Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors and met six times during 1999. Among other things, the Committee is responsible for: (1) recommending to the Board the salaries of Board-elected officers and (2) administering the Corporation's Executive Management Incentive Plan, as approved by the stockholders at their May 1995 Annual Meeting, its Management Incentive Plan (in which certain non-Board-elected officers participate) and its Long-Term Incentive Plan, as amended and approved by stockholders at their May 1995 Annual Meeting, which authorizes, as more particularly described below, awards of stock options and performance share units.

  BASE SALARY: While the Committee believes that a substantial portion of each Named Executive Officer's total compensation should be "performance-based," the Committee also seeks to assure that the base salaries of Named Executive Officers are competitive with those earned by individuals in comparable positions.

  Specifically, the Committee compares Mr. Goode's base salary with salaries paid to chief executive officers of other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The base salaries of the other Named Executive Officers--as well as all Board-elected officers of the Corporation--are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. These data are compiled by the Corporation's Human Resources Department and by an outside compensation consultant. The Committee's general intention is to set the base salaries of Named Executive Officers at approximately the 50th percentile of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the other Named Executive Officers. Based on such evaluations, comparative salary data and each Executive Officer's length of service in current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

  Mr. Goode makes no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the Committee customarily seeks to set the NS Chairman, President and CEO's base salary at approximately the 50th percentile of the base salaries paid to CEOs of other American corporations of comparable revenue size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Mr. Goode's base salary in 1999 approximated the 25th percentile; the average 1999 base salaries of three of the four other Named Executive Officers, who have position counterparts in corporations with comparable revenues, approximated the 34th percentile.

  For 1999, Mr. Goode's annual base salary was increased by $50,000, or 5.6%. This increase, not tied to or reflecting application of any specific formula, reflects the Corporation's performance in

  1998, including its total operating revenues and net income, as well as the Board's confidence in Mr. Goode's leadership. The base salaries of each of the other Named Executive Officers remained at the same level as in effect at the time of the Committee's meeting.

  EXECUTIVE MANAGEMENT INCENTIVE PLAN ("EMIP"): The Corporation's EMIP is designed and administered to ensure that a significant portion of each Named Executive Officer's total annual cash compensation is based on the Corporation's annual financial performance. Awards to Named Executive Officers and other Board-elected officers and to participants in the Corporation's Management Incentive Plan (MIP) are paid from an annual incentive fund equal to a percentage (from 0.75% to 1.5%) of the Corporation's adjusted pretax net income, provided the Corporation's annual return on average invested capital ("ROAIC") equals or exceeds 10%.

  It is the Committee's philosophy that, when the Corporation achieves EMIP goals, the total of the Named Executive Officers' base salaries and EMIP awards should be competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Named Executive Officers will receive less (or, as is the case with respect to 1999, no) incentive pay.

  Specifically, incentive pay opportunities for Mr. Goode are determined annually by the Committee by comparing Mr. Goode's total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. Incentive pay opportunities for the other Named Executive Officers are determined annually by the Committee based on its review of the annual cash compensation of comparable positions at companies of comparable revenue size, including but not limited to those identified in the Stock Performance Graph.

  Using those criteria, in November of 1998 the Committee set Mr. Goode's maximum 1999 incentive opportunity at 120% of his 1999 base salary, Mr. Prillaman's, Mr. Tobias' and Mr. Wolf's at 80% of 1999 base salary and Mr. Brogan's at 75% of 1999 base salary. Actual payments, if any, are based on the total amount in the annual incentive fund.

  For 1999, none of Mr. Goode, the other Named Executive Officers, or all other officers earned an EMIP award, nor did any of 348 key employees earn an MIP award. As a result, total 1999 cash compensation (1999 base salary and the 1999 EMIP award that would have been payable in 2000) earned by Mr. Goode, and by three of the four other Named Executive Officers who have position counterparts in corporations with comparable revenues, fell below the 25th percentile.

  LONG-TERM INCENTIVE PLAN ("LTIP"): The Committee believes that a substantial component of the Named Executive Officers' total compensation should be based on and reflect the Corporation's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This is achieved by making annual grants of stock options and performance share units and through share retention agreements entered into with the Named Executive Officers.

  These LTIP arrangements are intended to ensure that the longer-term financial interests of the Named Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Named Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

  In determining current LTIP awards, the size of prior grants is analyzed within a current total compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions in U.S. companies with comparable revenues. The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award and other considerations. The number of stock options and performance share units granted in any year is determined so as to place the total compensation of Mr. Goode and the other Named Executive Officers, when corporate performance warrants, above the 75th percentile of total compensation for their respective peer groups.

  At its January 1999 meeting, the Committee granted stock options to each of the Named Executive Officers and to 328 other key employees with an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

  At the same meeting, the Committee granted performance share units which provide the Named Executive Officers and other recipients the opportunity to earn awards (that will be paid either in cash or in shares of the Corporation's Common Stock, or in some combination thereof) during the first quarter of 2002. The number of performance share units actually earned by recipients is based on criteria approved by stockholders at their May 1995 Annual Meeting--specifically, the Corporation's three-year (i.e., 1999-2001) Total Stockholder Return, average Return on Average Invested Capital and average Operating Ratio evaluated relative to performance measures established by the Committee and set out in the schedules below. One third of the performance share units granted in 1999 are available to be earned based on each of the three performance criteria.

    ----------------------------------      --------------------------
    Total Stockholder Return ("TSR")        Return on Average Invested
              vs. S&P 500                       Capital ("ROAIC")
    ----------------------------------      --------------------------
                         Percentage of        Three-    Percentage of
        Three-Year        Performance          Year      Performance
        Average TSR       Share Units         Average    Share Units
        vs. S&P 500       Earned Out           ROAIC     Earned Out
    ----------------------------------      --------------------------
    90th percentile and                         20%         100%
    above                    100%               19%          90%
           80th               90%               18%          80%
           70th               85%               17%          70%
           60th               80%               16%          60%
           50th               75%               15%          50%
           40th               50%               14%          40%
           30th               30%               13%          20%
      25th and below          0%             Below 13%       0%
    ----------------------------------      --------------------------

              --------------------------
                Operating Ratio ("OpR")
              --------------------------

                           Percentage of
              Three-Year    Performance
              NS Average    Share Units
                 OpR        Earned Out
              --------------------------
                 70%           100%
                 75%            75%
                 80%            50%
                 85%            25%
              Above 85%         0%
              --------------------------

  All stock options granted in 1999 to Named Executive Officers were subject to the following terms: For the first five (5) years following the date stock options are granted, the Corporation credits dividend equivalents on unexercised options to a separate memorandum account maintained for each Named Executive Officer, and--based on the fair market value of the Corporation's Common Stock on the dividend payment date--the dollar amount of that dividend equivalent is converted into Deferred Stock Units (one such unit is equal in value to one share of Common Stock). The value of such Deferred Stock Units is paid in cash to each Named Executive Officer based on the then-fair market value of the Corporation's Common Stock on the earliest to occur of (a) the five-year anniversary of the date of grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the officer's death, disability or retirement.

  All Named Executive Officers have entered into share retention agreements with the Corporation whereby they have agreed to have the Corporation hold shares of the Corporation's Common Stock actually earned pursuant to the performance share feature of the LTIP for a period of five years following the date such shares are earned.

  For 1999, Mr. Goode was granted options (including 3,611 incentive stock options that may receive capital gains treatment) on 365,000 shares of Common Stock and the opportunity to earn up to 120,000 performance shares; the other Named Executive Officers as a group were awarded options (including in the case of each such officer, 3,611 incentive stock options that may receive capital gains treatment) on a total of 345,000 shares of Common Stock and the opportunity to earn up to 115,000 performance shares.

  In summary, the Committee believes that the compensation of Named Executive Officers is competitive with that of similar positions at comparable American corporations. More important, the Committee believes each Named Executive Officer's compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's efficient use of assets, its profitability and the total returns to its stockholders.

  Regulations of the Securities and Exchange Commission require the Committee to report to stockholders on the Committee's policy concerning the Revenue Reconciliation Act of 1993 which amended Section 162 of the Internal Revenue Code regarding the deductibility of certain executive compensation over $1 million. Based on the requirements of this new legislation and on then-current interpretive regulations and transition rules, the Committee recommended to the Board, the Board approved and recommended to the stockholders, and at their 1995 Annual Meeting the stockholders approved, modifications to the LTIP and establishment of the Executive Management Incentive Plan (which was effective as of January 1, 1996, for certain Board-elected officers), all as more particularly described in the Corporation's 1995 Proxy Statement. The Committee will continue to seek to offer its Named Executive Officers and other personnel competitive compensation and, to the extent practicable, to structure such compensation arrangements to entitle the Corporation to take appropriate related tax deductions.

                                 L. E. Coleman, Chair
                                 T. Marshall Hahn, Jr. Member (retired
                                  effective the date of the 1999 Annual
                                  Meeting)
                                 Landon Hilliard, Member (appointed May 1999
                                  to succeed Mr. Hahn; did not participate in the compensation decisions described)
                                 Steven F. Leer, Member
                                 Harold W. Pote, Member

                              PERFORMANCE GRAPH*

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock, the cumulative total return of the S&P Composite-500 Stock Price Index and the S&P Railroad Stock Price Index for the five-year period commencing December 31, 1994, and ending December 31, 1999. This information was furnished by Bloomberg Financial Markets.

                       Base
                      Dec. 94   Dec. 95   Dec. 96   Dec. 97   Dec. 98   Dec. 99
                      -------   -------   -------   -------   -------   -------
Indexed Returns
        NSC             100     $134.89   $153.60   $163.74   $174.48   $116.12
        SP Rail         100     $146.30   $173.75   $196.07   $179.78   $151.50
        S&P 500         100     #137.54   $169.09   $225.48   $289.93   $350.93

--------
*Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1994, and that all dividends were reinvested.

                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and with the Corporation's Bylaws. Any such proposal for the 2001 Annual Meeting of Stockholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, as follows:

  to be eligible for inclusion in the Corporation's proxy statement and form of proxy, it must be received no later than December 2, 2000; or

  to be eligible to be presented from the floor for vote at the meeting (but not intended for inclusion in the Corporation's proxy materials), it must be received during the period that begins December 4, 2000, and ends February 12, 2001.



                                 By order of the Board of Directors,
                                     DEZORA M. MARTIN,
                                     Corporate Secretary.

                         NORFOLK SOUTHERN CORPORATION
             THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191
          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Gerald L. Baliles, L. E. Coleman or Landon Hilliard, and each or any of them, proxy for the undersigned, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Corporation to be held at The Norfolk Waterside Marriott and Waterside Convention Center, 235 East Main Street, Norfolk, Virginia, on Thursday, May 11, 2000, and at any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated March 31, 2000, and to transact such other business, including the matter(s) noted under the caption, "Other Business," as properly may come before such meeting(s).

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR ITEM (2), AND AGAINST ITEM (3).


                                                  NORFOLK SOUTHERN CORPORATION
                                                  P.O. BOX 11145
                                                  NEW YORK, N. Y. 10203-0145


(Continued, and to be MARKED, DATED AND SIGNED on the other side)

Please mark boxes [ ] or [x] in blue or black ink. [ ]

(1) Election of Directors

FOR all nominees listed below, except        WITHHOLD AUTHORITY to vote for
as marked to the contrary (see               all nominees listed below.   [ ]
instruction). [ ]

     Carroll A. Campbell, Jr.    David R. Goode     Harold W. Pote

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PUT A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.

(2)  Ratification of the appointment of KPMG LLP, independent
     public accountants, as auditors.        FOR [ ]   AGAINST [ ]   ABSTAIN [ ]
      The Board of Directors recommends a vote FOR.

(3) If properly presented at the meeting, consideration of a stockholder proposal concerning the Board's reporting to stockholders on the Corporation's activities and efforts related to global warming.
      The Board of Directors recommends a vote AGAINST.
                                             FOR [ ]   AGAINST [ ]   ABSTAIN [ ]



                       Sign exactly as name appears hereon. Attorney-in-fact, executors, trustees, guardians, corporate officers, etc., should give full title.


                              Dated:                                  , 2000
                                    ----------------------------------
                                                  (SIGNATURE)


                                    ----------------------------------
                                                  (SIGNATURE)

------------------------------------------------------
PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
------------------------------------------------------

                          \/ Detach Proxy Card Here\/
--------------------------------------------------------------------------------
                         NORFOLK SOUTHERN CORPORATION
             THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Gerald L. Baliles, L. E. Coleman or Landon Hilliard, and each or any of them, proxy for the undersigned, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Corporation to be held at The Norfolk Waterside Marriott and Waterside Convention Center, 235 East Main Street, Norfolk, Virginia, on Thursday, May 11, 2000, and at any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated March 31, 2000, and to transact such other business, including the matter(s) noted under the caption, "Other Business," as properly may come before such meeting(s).

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR ITEM (2), AND AGAINST ITEM (3).

       (Continued, and to be MARKED, DATED AND SIGNED on the other side)



                                                  NORFOLK SOUTHERN CORPORATION
                                                  P.O. BOX 11145
                                                  NEW YORK, N. Y. 10203-0145

                            YOUR VOTE IS IMPORTANT
                         VOTE BY TELEPHONE OR INTERNET
                         24 HOURS A DAY, 7 DAYS A WEEK

Dear Norfolk Southern Corporation Stockholder(s):

This year, we offer you the convenience of telephone and Internet voting. If you choose to vote by either of these means, your telephone or Internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

VOTE BY PHONE: You will be asked to enter the number located in the box marked "Control Number."

OPTION A:  To vote as the Board of Directors recommends on ALL items, press 1.

OPTION B:  If you choose to vote on each item separately, press 2.

Item 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 2. To WITHHOLD FOR AN INDIVIDUAL nominee, press 3 and listen to the instructions.

Item 2: To vote FOR, press 1; AGAINST, press 2; ABSTAIN, press 3. The instructions are the same for Item 3.

           WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

VOTE BY INTERNET: The Web address is: http://proxy.shareholder.com/nsc

                                   ---------------------------------------------
                                      If you have submitted your proxy by
                                      telephone or the Internet, there is
                                   no need for you to mail back your proxy card.
                                              THANK YOU FOR VOTING!
                                   ---------------------------------------------
                                               CONTROL NUMBER FOR
                                          TELEPHONE OR INTERNET VOTING
                                   ---------------------------------------------

CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE
                 1-800-520-3785

       \/DETACH PROXY HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET\/
--------------------------------------------------------------------------------

(1) Election of Directors

FOR all nominees listed below,  [X]      WITHHOLD AUTHORITY to vote for all  [X]
except as marked to the contrary         nominees listed below.
(see instruction).

Carroll A. Campbell, Jr.         David R. Goode                Harold W. Pote

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PUT A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.


                                                        For    Against   Abstain

(2)  Ratification of the appointment of KPMG LLP,
     independent public accountants, as auditors.
     The Board of Directors recommends a vote FOR.      [X]       [X]     [X]

                                                        For    Against   Abstain

(3)  If properly presented at the meeting,
     consideration of a stockholder proposal
     concerning the Board's reporting to stockholders
     on the Corporation's activities and efforts
     related to global warming.
     The Board of Directors recommends a vote AGAINST.  [X]       [X]     [X]


                                                 Address Change and/or    [X]
                                                 Comments-Mark Here

                                         Sign exactly as name appears hereon.
                                         Attorney-in-fact, executors, trustees,
                                         guardians, corporate officers, etc.,
                                         should give full title.

                                         Dated:                          , 2000
                                              ---------------------------
                                                       (Signature)

                                              ---------------------------
                                                       (Signature)


                                         Votes MUST be indicated   [X]
                                         (x) in Black or Blue ink.

------------------------------------------------------
PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
------------------------------------------------------



--------------------------------------------------------------------------------
                               Please Detach Here
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                   BEFORE RETURNING IN THE ENCLOSED ENVELOPE